4FRONT TECHNOLOGIES, INC.
                       6300 SOUTH SYRACUSE WAY, SUITE 293
                            ENGLEWOOD, COLORADO 80111
                                  303-721-7341


                                                               September 7, 1999




Dear Stockholder:

      You are cordially invited to attend the Company's Annual Meeting of Stockholders to be held at 11:00 A.M. on Friday, October 15, 1999, at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York 10103.

      At the meeting you will be asked to elect seven directors of the Company. In addition, we will be pleased to report on the affairs of the Company and a discussion period will be provided for questions and comments of general interest to stockholders.

      We look forward to greeting personally those stockholders who are able to be present at the meeting; however, whether or not you plan to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to sign and date the enclosed proxy and mail it in the envelope provided at your earliest convenience.

            Thank you for your cooperation.

                                             Very truly yours,


                                             Anil Doshi
                                             Chairman of the Board
                                             of Directors



                                             Mark Ellis
                                             President

                            4FRONT TECHNOLOGIES, INC.

                      ------------------------------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                      ------------------------------------


                                                       Englewood, Colorado
                                                       September 7, 1999


            Notice is hereby given that the Annual Meeting of Stockholders of 4Front Technologies, Inc. will be held on Friday, October 15, 1999 at 11:00 A.M. at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York 10103 for the following purposes:

            (1)     To elect seven directors to serve for the ensuing year; and

            (2) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

            Stockholders of record at the close of business on August 31, 1999 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

            All stockholders are cordially invited to attend the Annual Meeting in person. Stockholders who are unable to attend the Annual Meeting in person are requested to complete and date the enclosed form of proxy and return it promptly in the envelope provided. No postage is required if mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxy and vote their shares in person.


                                                  CRAIG KLEINMAN
                                                  Secretary

                            4FRONT TECHNOLOGIES, INC.
                       6300 South Syracuse Way, Suite 293
                            Englewood, Colorado 80111

                      ------------------------------------



                                 PROXY STATEMENT


                      ------------------------------------



                               GENERAL INFORMATION


Proxy Solicitation

            This Proxy Statement is furnished to the holders of Common Stock, par value $.001 per share (the "Common Stock"), of 4Front Technologies, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Stockholders to be held on Friday, October 15, 1999, or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors is not currently aware of any other matters which will come before the meeting.

            Proxies for use at the meeting are being solicited by the Board of Directors of the Company. Proxies will be mailed to stockholders on or about September 7, 1999, and will be solicited chiefly by mail. The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the shares and will reimburse them for their expenses in so doing. Should it appear desirable to do so in order to ensure adequate representation of shares at the meeting, officers, agents and employees of the Company may communicate with stockholders, banks, brokerage houses and others by telephone, facsimile or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be borne by the Company. The Company has no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserves the option of doing so if it should appear that a quorum otherwise might not be obtained.

Revocability and Voting of Proxy

            A form of proxy for use at the Annual Meeting of Stockholders and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting. Shares of the Company's Common Stock represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If no specifications are given, the proxies intend to vote the shares represented thereby to approve Proposal No. 1 as set forth in the accompanying Notice of Annual Meeting of Stockholders and in accordance with their best judgment on any other matters which may properly come before the meeting.

Record Date and Voting Rights

            Only  stockholders  of record at the close of business on August 31,
1999 are entitled to notice of and to vote at the Annual Meeting or any and all adjournments thereof. On August 31, 1999, there were 10,867,856 shares of Common Stock outstanding; each such share is entitled to one vote on each of the matters to be presented at the Annual Meeting. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy and entitled to vote, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a
particular  matter  because   instructions  have  not  been  received  from  the
beneficial owner. The effect of broker non-votes on the specific item to be brought before the Annual Meeting of Stockholders is discussed under such item.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

            The following table sets forth information as of August 1, 1999 (except as otherwise noted in the footnotes) regarding the beneficial ownership (determined in accordance with the rules of the Securities and Exchange Commission (the "SEC"), which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities) of the Company's Common Stock of: (i) each person known by the Company to own beneficially more than five percent of the Company's outstanding Common Stock; (ii) each director and nominee for director of the Company; (iii) each executive officer named in the Summary Compensation Table (see "Executive Compensation"); and (iv) all directors and executive officers of the Company as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed.

                                                    Amount and Nature of
                                                  Beneficial Ownership of   Percentage of
Name of Beneficial Owner                               Common Stock          Common Stock
------------------------                               -------------         ------------
Anil Doshi (1) ....................................       1,006,878              9.03%
Mark Ellis (2) ....................................         568,646              5.10%
Terence Burt (3) ..................................         260,082              2.35%
Kenneth Newell (4) ................................         268,411              2.43%
Stephen McDonnell (5) .............................          36,167              *
Craig Kleinman (6) ................................          55,750              *
Brian Murray (7) ..................................          18,500              *
Arthur Keith Ross (8) .............................         173,350              1.59%
FMR Corporation (9) ...............................       1,059,000              9.77%
Putnam Investments (10) ...........................         610,076              5.63%
All Directors and Executive Officers as
   a Group (8 persons) (11) .......................       2,342,272             19.45%
---------------------
* Less than 1%

(1) Includes 45,512 shares of Common Stock which are owned by Aliki Financial Corp., a corporation in which Mr. Doshi has a 65% interest. Also includes 316,666 shares of Common Stock purchasable pursuant to immediately exercisable options.

(2) Includes 45,512 shares of Common Stock which are owned by Aliki Financial Corp., a corporation in which Mr. Ellis has a 35% interest. Also includes 313,333 shares of Common Stock purchasable pursuant to immediately exercisable options.

(3) Includes 27,744 shares of Common Stock owned by Mr. Burt's wife and 14,395 shares held by Lex Nominees International as nominee for a Jersey resident settlement established for the benefit of Mr. Burt and his wife and

                                        3

          children. Also includes 217,500 shares of Common Stock purchasable pursuant to immediately exercisable options. Mr. Burt disclaims beneficial ownership of the shares held by his wife.

(4) Includes 4,551 shares of Common Stock owned by Mr. Newell's wife and 14,397 shares held by Lex Nominees International as nominee for a Jersey resident settlement established for the benefit of Mr. Newell and his wife and children. Also includes 225,833 shares of Common Stock purchasable pursuant to immediately exercisable options. Mr. Newell disclaims beneficial ownership of the shares held by his wife.

(5)       Consists  of  36,167  shares   purchasable   pursuant  to  immediately
          exercisable options.

(6) Includes 8,000 shares owned by Belaire Business Group, in which Mr. Kleinman has a 50% interest. Also includes 6,000 shares purchasable pursuant to immediately exercisable options.

(7) Includes 16,000 shares of Common Stock purchasable pursuant to immediately exercisable options.

(8) Includes 74,500 shares purchasable pursuant to immediately exercisable options.

(9) Based on information in an amended Schedule 13G, filed February 10, 1999 by the beneficial owner. The amended Schedule 13G states that such beneficial owner has sole power to dispose of all of, and shared power to vote, such shares. The address of such beneficial owner is 82 Devonshire Street, Boston, Massachusetts 02109.

(10) Based on information in an amended Schedule 13G, filed February 5, 1999 by the beneficial owner. The amended Schedule 13G states that such beneficial owner has shares voting and dispositive power of the shares. The address of such beneficial owner is One Post Office Square, Boston, Massachusetts 02109.

(11) Includes 1,205,999 shares subject to options which are immediately exercisable. Does not include 200,001 shares subject to options which are not exercisable within 60 days of August 1, 1999.

                      PROPOSAL NO. 1--ELECTION OF DIRECTORS

            Seven directors (constituting the entire Board) are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below to serve until the next annual meeting of stockholders and until their successors shall have been duly elected and shall qualify. In the event any of these nominees shall be unable to serve as a director, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. All nominees have consented to be named and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

            The nominees, their ages, the year in which each first became a director and their principal occupations or employment during the past five years are:

                         Year First
                           Became                Principal Occupation
Nominee            Age    Director            During the Past Five Years
-------            ---    --------            --------------------------
Anil Doshi         55       1993      Chairman of the Board of Directors, Chief
                                      Executive Officer and a  Director of  the
                                      Company since April 1993.   Mr. Doshi
                                      co-founded Communic8 Software (the Company's
                                      predecessor-in-interest) in  January 1990
                                      and served as its Chairman from  April 1992
                                      to March 1993.  Mr. Doshi is a Fellow of the
                                      Institute of Chartered Accountants in England
                                      and  Wales, and he is also an Associate of
                                      the Institute of Taxation. From 1988 until
                                      1990, Mr. Doshi was a consultant to and then
                                      Deputy Chairman of PPI Enterprises, Inc., a
                                      New York  based holding company ("PPI").

Mark Ellis         45       1993      Vice Chairman of the Board of Directors since
                                      April 1998 and President and a Director of the
                                      Company since April 1993.  Mr. Ellis co-
                                      founded Communic8 Software and served as a
                                      director from January 1992 until March 1993.
                                      From 1988 to January 1991, Mr. Ellis served as
                                      the President of PPI.  As President of PPI, he
                                      managed that company's American expansion
                                      program and negotiated a number of acquisitions
                                      in the U.S., including the $875 million
                                      acquisition of Del Monte Tropical Fruit from
                                      RJR Nabisco.  Mr. Ellis attended St. John's
                                      College at Cambridge University in England and
                                      received a B.A. in Law in 1975, an L.L.B. in
                                      1976 and an M.A. in Law in 1978.

Terence Burt        43     1997       Vice President and Chief Operating Officer since
                                      April 1998 and a Director of the Company since
                                      April 1997.  He co-founded K2 Group Plc (now
                                      4Front Group Plc) in 1988, and was Managing
                                      Director of the Company's systems integration
                                      division between 1990 and 1996.  He became
                                      Managing Director of the Company's services
                                      division in 1996 and Managing Director of
                                      4Front Group in 1997.  Mr. Burt graduated from
                                      the University of Herfordshire where he
                                      qualified as an Associate of the Association of
                                      Cost and Management Accountants.


                                        5

Kenneth Newell     56       1996      Vice President of Corporate Affairs of the
                                      Company since April 1998 and a Director of the
                                      Company since April 1996.  Co-founder of K2
                                      Group Plc (now 4Front Group plc), the
                                      Company's wholly-owned U.K. operating
                                      subsidiary, in 1988 and 4Front Group plc's Chief
                                      Executive until 1997.  Prior to establishing K2
                                      he worked for four years at Star Computer
                                      Group, a publicly listed U.K. company, and one
                                      of the early implementers of the open systems
                                      computing concept in the U.K., where he held a
                                      number of positions, including Sales Director
                                      from 1985 through 1988.  Mr. Newell is a
                                      Fellow of the Institute of Chartered Secretaries
                                      and Administrators following study at the City of
                                      London College.

Craig Kleinman      43     1993       Secretary and a Director of the Company since
                                      April 1993.  Mr. Kleinman had served as Chief
                                      Financial Officer of the Company from April
                                      1993 until April 1996.  For more than five years,
                                      Mr. Kleinman has been a stockholder in the
                                      certified public accounting firm Kleinman,
                                      Guerra & Company, P.C.  Mr. Kleinman
                                      received a B.S. degree in accounting from the
                                      University of Colorado in 1978 and is a member
                                      of the American Institute of Certified Public
                                      Accountants.

Brian V. Murray     51     1996       Director of the Company since April 1996.  Mr.
                                      Murray is President and Chief Executive Officer
                                      of B.V. Murray & Co., an investment banking
                                      firm, which he founded in July 1996.  Prior
                                      thereto, Mr. Murray held various positions at
                                      Bear, Stearns & Co., Inc. from 1978 until July
                                      1996, most recently as a Senior Managing
                                      Director in the Emerging Markets Group.  Mr.
                                      Murray received a BS in Economics from
                                      Villanova University in 1970 and an MBA with
                                      Honors from the University of Chicago in 1975.
                                      Mr. Murray is a Chartered Financial Analyst.


                                        6

Arthur Keith Ross  47       1996      Director of the Company since February 1996.
                                      Mr. Ross is currently a private investor and a
                                      consultant to the London law firm, Denton, Hall
                                      and Burgin.  From 1986 to 1994, Mr. Ross was
                                      a partner in the London law firm Clifford
                                      Chance, which he joined in 1984.  Mr. Ross
                                      headed the Clifford Chance Southeast Asian
                                      office in Singapore from 1988 to 1991.  Mr.
                                      Ross attended Christ's College at Cambridge
                                      University in England and received a BA in Law
                                      in 1973 and an MA in Law in 1976.

            All directors hold office until the next meeting of the stockholders of the Company and until their successors are elected and qualified.

            The Board of Directors has an Audit Committee which is charged with reviewing the Company's internal accounting procedures and consulting with and reviewing the selection of the Company's independent auditors. The Audit Committee currently consists of Messrs. Doshi, Ross and Murray. The Audit Committee was formed in fiscal 1997. During fiscal 1999, the Audit Committee met once. The Board of Directors also has a Compensation Committee charged with recommending to the Board the compensation for the Company's executives and administering the Company's stock option plans. The Compensation Committee is currently composed of Messrs. Doshi, Ellis, Murray and Ross. The Compensation Committee was formed in fiscal 1997. During fiscal 1999, the Compensation Committee met twice. The Board of Directors has also established an Executive Committee charged with exercising powers of the Board of Directors expressly delegated to it. The Executive Committee is currently composed of Messrs. Doshi and Ellis. During fiscal 1999, the Executive Committee did not meet. Each director attended all of the meetings of all committees of the Board of Directors on which he served.

            During the fiscal year ended January 31, 1999, the Board of Directors acted four times by unanimous written consent in lieu of a meeting and met twice.

Section 16(a) Beneficial Ownership Reporting Compliance

            Section 16(a) of the Securities Exchange Act, as amended (the "Exchange Act") requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

            Based upon on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during fiscal 1999 all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with, except that Messrs. Burt, Newell and Ross each reported a transaction late on Form 5.

Vote Required

            The seven nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them, a quorum being present, shall be elected as directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instruction to the contrary. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.

          THE BOARD OF DIRECTORS DEEMS "PROPOSAL NO. 1 - ELECTION OF DIRECTORS" TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

                             EXECUTIVE COMPENSATION

            The following table sets forth information concerning all cash and non-cash compensation paid or to be paid by the Company as well as certain other compensation awarded, earned by and paid, during the fiscal years indicated, to the Chairman of the Board and Chief Executive Officer and each of the four other most highly compensated executive officers of the Company for such period in all capacities in which they served.

                           SUMMARY COMPENSATION TABLE

                                         Annual Compensation          Long-Term Compensation
                                     --------------------------      ------------------------

                                                                                                                        All
                                                                      Securities      Other
       Name and Principal            Fiscal                           Underlying     Compen-
           Position                  Year(1)  Salary      Bonus      Stock Options   sation(2)
           --------                  -------  ------      -----      -----------    ----------
Anil Doshi
Chairman of the Board
and Chief Executive
Officer(3) .......................    1999   $259,375   $136,120        100,000      $ 71,406
                                      1998    205,375     90,365           --          65,857
                                      1997    169,821     24,105           --          19,631
Mark Ellis
Vice Chairman of
the Board and President(3) .......    1999   $228,250   $104,580         90,000      $ 39,810
                                      1998    180,730     65,720           --          43,918
                                      1997    158,336     24,105           --          15,260

Terence Burt
Vice President and
Chief Operating Officer ..........    1999   $191,816   $ 76,360         80,000      $ 27,836
                                      1998    149,239     36,968         10,000        25,242
                                      1997    110,080     44,996           --          21,526

Kenneth Newell
Vice President
for Corporate Affairs ............    1999   $187,976   $ 68,890         60,000      $ 47,901
                                      1998    152,663     32,860           --          37,934
                                      1997    129,902     24,105           --          25,604

Stephen McDonnell
Chief Financial
Officer ..........................    1999   $ 89,640   $ 49,800         15,000      $ 18,945
                                      1998     71,950     24,645         10,000        10,246
                                      1997     56,212     16,070          4,000         9,481
--------

(1) Represents the period beginning February 1 of the prior year and ending January 31 of the year indicated.

(2) Represents contributions made by the Company to Executive Pension Plans of $43,625, $16,285, $9,856, $9,856 and $7,470 for the year ended January 31,
      1999, for Messrs. Doshi, Ellis, Burt, Newell and McDonnell, respectively, the remainder being car allowances and insurance benefits.

(3) Messrs. Doshi and Ellis entered into employment agreements with the Company in November 1995, which provide for annual base salaries of $296,000 and $260,000 as of February 1, 1999, respectively. See "- Employment Arrangements." Prior to November 1995, Messrs. Doshi and Ellis did not receive any salary compensation for services to the Company.

                                        9

Stock Options

         The following table sets forth certain summary information concerning individual grants of stock options made during the year ended January 31, 1999 to each of the Company's executive officers named in the Summary Compensation Table.

                                                Individual Grants
                                  ----------------------------------------------
                                                      % of
                                                      Total
                                   Number of         Options
                                  Securities       Granted to        Exercise
                                  Underlying        Employees         or Base
                                    Options         in Fiscal          Price        Expiration
Name                                Granted         1999 (1)       Per Share (2)     Date (3)      5% (4)       10% (4)
----                               ---------       ----------      -------------    ----------    --------     --------
Anil J. Doshi..................      40,000           7.3%            $8.750         3/23/08     $ 270,400   $   593,200
                                     60,000          10.9%            $5.625         10/6/08       593,100     1,077,300
Mark Ellis.....................      40,000           7.3%            $8.750         3/23/08       270,400       593,200
                                     50,000           9.1%            $5.625         10/6/08       494,250       897,750
Terence W. Burt................      40,000           7.3%            $8.750         3/23/08       270,400       593,200
                                     40,000           7.3%            $5.625         10/6/08       395,400       718,200
Kenneth J. Newell..............      40,000           7.3%            $8.750         3/23/08       270,400       593,200
                                     20,000           3.6%            $5.625         10/6/08       197,700       359,100
Stephen McDonnell..............       5,000           0.9%            $8.750         3/23/08        33,800        74,150
                                     10,000           1.8%            $5.625         10/6/08        98,850       179,550
------------------------------

(1)   Based on aggregate of 550,360 options which were granted during fiscal 1999.

(2)   All options were granted at fair market value on the date of grant.

(3) All options have a fixed term of ten years and vest in full over 30 months from the date of grant, at a rate of 33- 1/3% after six months, a further 33-1/3% after 18 months and the remainder at 30 months.

(4) Potential gains are reported net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only in the price of the Company's Common Stock during the terms of the options in accordance with rates specified in applicable federal securities regulations. Actual gains on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved. The Company's Common Stock price, as reported by the Nasdaq National Market on January 29, 1999, was $10.00 per share.

         The following table sets forth at January 31, 1999 the number of securities underlying unexercised options and the value of unexercised options held by each of the executive officers named in the Summary Compensation Table. During the fiscal year ended January 31, 1999, Messrs. Burt and Newell each exercised 7,500 options and Mr. McDonnell exercised 10,000 options.

                                                 Number of Securities
                                                Underlying Unexercised             Value of Unexercised
                                                 Options at Year End                   In-the-Money
      Name                                 Exercisable       Unexercisable        Options at Year End(1)
      ----                                 -----------       -------------     -------------------------
Anil Doshi..............................      303,333         66,667                  $1,604,166
Mark Ellis..............................      300,000         60,000                   1,589,584
Terence Burt............................      190,834         56,666                     966,118
Kenneth Newell..........................      212,500         40,000                   1,049,866
Stephen McDonnell.......................       27,834         14,166                     137,833


                                       10

--------------------

(1) Computed based upon the difference between the stock option exercise price and the closing price of the Company's Common Stock on January 29, 1999 ($10.00).

Employment Arrangements

            The Company has entered into employment agreements with Messrs. Doshi and Ellis effective as of November 1, 1995. These agreements are terminable at any time after an initial term of three years on one year's notice. Under such agreements, Messrs. Doshi and Ellis are entitled to base annual salaries of (pound)179,687 ($296,000) and (pound)158,125 ($260,000), respectively. Prior to the execution of such employment agreements, neither Messrs. Doshi nor Ellis had received salary compensation for services performed for the Company and its affiliates.

            Messrs. Newell and Burt entered into employment agreements with the Company at salaries as of February 1, 1999 of (pound)136,562 ($225,000) each.

            No other executive officer is currently party to an employment agreement with the Company. As appropriate, other employment contracts may be entered into with other key executives.

Stock Options and Benefit Plans

            The Company maintains contributory, non-defined pension plans for the benefit of Messrs. Doshi and Ellis to which it makes contributions of approximately $54,000 ((pound)32,000) per annum. The Company also maintains contributory, non-defined pension plans for the benefit of Messrs. Newell and Burt to which it makes contributions of approximately $15,000 ((pound)9,000) per annum.

1996 Equity Incentive Plan

            In May 1996, the Company adopted the 4Front Technologies, Inc. 1996 Equity Incentive Plan, formerly the 4Front Software International, Inc. 1996 Equity Incentive Plan (the "Plan"), which as amended, provides for the issuance of incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and non-qualified stock options ("NQSOs") to purchase an aggregate of up to 1,100,000 shares of the Common Stock of the Company. The Plan permits the granting of options to officers, employees, directors and consultants of the Company. The Plan was approved by stockholders on February 5, 1997 and pursuant to the Plan a total of 247,000 options, exercisable between $33/8 and $5 3/4 per share, being at or above market value at time of grant, have been granted to employees and to two directors. In November 1997, a total of 87,500 options, exercisable at $8.75, being at or above market value at the time of grant, were granted to employees. During 1998, the Board granted 40,000 options each to Messrs. Doshi, Ellis, Newell and Burt and 6,000 options each to Messrs. Kleinman, Ross and Murray, each at an exercise price of $8.75 per share, equal to the fair market value of the Common Stock on the date of grant. In October of 1998, the Board also granted 60,000 options to Mr. Doshi, 50,000 to Mr. Ellis, 40,000 to Mr. Burt, 20,000 options to Mr. Newell and 6,000 options to each of Messrs. Kleinman, Ross and Murray, each at an exercise price of $5.625 per share, equal to the fair market value of the Common Stock on the date of grant.

            The purpose of the Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company and its subsidiaries and affiliates, by offering them an opportunity to participate in the Company's future performance through awards of stock options. The Plan is administered by the Compensation Committee. Under the Plan, stock options may be granted to certain directors, officers, employees, consultants, independent contractors and advisors of the Company or its subsidiaries or affiliates. By encouraging stock ownership, the Company seeks to attract, retain and motivate such persons and to encourage such employees and persons to devote their best efforts to the business and financial success of the Company. The Company also believes that stock incentive programs, such as the Plan, are commonly employed by companies as an important element of a total compensation program.

            Grants under the Plan may consist of ISOs or NQSOs or a combination thereof. Employees, officers, consultants, and certain directors and advisors of the Company and its subsidiaries and affiliates whom the Compensation Committee deems to have contributed significantly to the Company or who have the potential to contribute to the future success of the Company will be eligible to receive any of the different types of awards under the Plan. Directors who are not employees of the Company, consultants and advisors will be entitled to receive only NQSOs under the Plan.

            An optionee will not realize taxable income upon the grant of an option. In general, the holder of an NQSO (within the meaning of Section 422 of the Code) will realize ordinary income when the option is exercised equal to the excess of the value of the stock over the exercise price (i.e., the option spread), and the Company receives a corresponding deduction, subject to the executive compensation deduction limitations of Section 162(m) of the Code. (If the optionee is subject to the six-month restrictions on sale of Common Stock under Section 16(b) of the Exchange Act, the optionee generally will recognize ordinary income on the date the restrictions lapse, unless an early income recognition election is made.) Upon a later sale of the stock, the optionee will realize gain or loss equal to the difference between the selling price and the value of the stock at the time the option was exercised.

      The holder of an ISO will not realize taxable income upon the exercise of the option (although the option spread is an item of tax preference income potentially subject to the alternative minimum tax). If the stock acquired upon exercise of the ISO is sold or otherwise disposed of within two years from the option grant date or within one year from the exercise date, then, in general, gain realized on the sale is treated as ordinary income to the extent of the option spread at the exercise date, and the Company receives a corresponding deduction, subject to the executive compensation deduction limitations of
Section 162(m) of the Code. Any remaining gain is treated as capital gain. If the stock is held for at least two years from the grant date and one year from the exercise date, then gain or loss realized upon the sale will be capital gain or loss and the Company will not be entitled to a deduction. A special basis adjustment is applied to reduce the gain for alternative minimum tax purposes.

      It is possible that all or a portion of the compensation realized under the Plan by certain executive officers will not be deductible by the Company by reason of the executive compensation deduction limitations of Section 162(m) of the Code. Accordingly, although the Company expects that the Compensation Committee will take into consideration the non-deductibility of compensation attributable to a particular award under the Plan, no assurance can be given that all or part of any such compensation will be deductible by the Company.


Compensation of Directors

            Messrs. Murray and Ross each received compensation of $20,000 per year in the fiscal year 1999. In February 1999, their compensation was increased to $23,000 per year. No other director receives any compensation for services as a director.

                  Compensation Committee Report to Stockholders

            The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

            The Compensation Committee of the Board of Directors currently consists of Messrs. Doshi, Ellis, Murray and Ross. The Compensation Committee administers the Company's executive compensation programs, monitors corporate performance and its relationship to compensation of executive officers, and makes appropriate recommendations concerning matters of executive compensation.

Compensation Philosophy

            The Company believes that executive  compensation  should be closely related to increased stockholder value. One of the Company's strengths contributing to its successes is a strong management team. The compensation program is designed to enable the Company to attract, retain and reward capable employees who can contribute to the continued success of the Company, principally  by  linking  compensation  with  the  attainment  of  key  business objectives. Equity participation and a strong alignment to stockholders' interests are key elements of the Company's compensation philosophy. Accordingly, the Company's executive compensation program is designed to provide competitive compensation, support the Company's strategic business goals and reflect the Company's performance.

            The compensation program reflects the following principles:

            o       Compensation should encourage increased stockholder value.

            o       Compensation   programs   should   support  the  short-  and
                    long-term strategic business goals and objectives of the Company.

            o       Compensation   programs   should  reflect  and  promote  the
                    Company's values and reward individuals for outstanding contributions toward business goals.

            o Compensation programs should enable the Company to attract and retain highly qualified professionals.

Pay Mix and Measurement

            The Company's executive compensation is comprised of two components, base salary and incentives, each of which is intended to serve the overall compensation philosophy.

Base Salary

            The Company's salary levels are intended to be consistent with competitive pay practices and level of responsibility, with salary increases reflecting competitive trends, the overall financial performance and resources of the Company, general economic conditions as well as a number of factors relating to the particular individual, including the performance of the individual executive, and level of experience, ability and knowledge of the job.

Incentives

            Incentives consist of stock options and, to a lesser extent, cash awards. The Committee strongly believes that the pay program should provide employees with an opportunity to increase their ownership and potentially gain financially from Company stock price increases. By this approach, the best interests of stockholders, executives and employees will be closely aligned. Therefore, executives and other employees are eligible to receive stock options, giving them the right to purchase shares of Common Stock of the Company at a specified price in the future. The grant of options is based primarily on a key employee's potential contribution to the Company's growth and profitability, based on the Committee's discretionary evaluation. Options are granted at the prevailing market value of the Company's Common Stock and will only have value if the Company's stock price increases. Generally, grants of options vest over a period of time and executives must be employed by the Company for such options to vest. The granting of cash awards is discretionary and is not dependent on any one factor.

Chief Executive Officer Compensation For the Fiscal Year
Ended January 31, 1999

            In November 1995, Mr. Doshi entered into an employment agreement with the Company which currently provides for an annual base salary of (pound)179,687 ($296,000). Prior thereto, Mr. Doshi had not received compensation for services rendered to the Company.

            The employment arrangements with Mr. Doshi are deemed appropriate by the Compensation Committee considering the overall performance of the Company and Mr. Doshi.

Tax Effects

            Changes made in 1993 to the Code impose certain limitations on the deductibility of executive compensation paid by public companies for taxable years beginning in or after 1994. In general, under the limitations, the Company will not be able to deduct annual compensation paid to certain executive officers in excess of $1,000,000 except to the extent that such compensation qualifies as "performance-based compensation" (or meets other exceptions not here relevant). Non- deductibility would result in additional tax cost to the Company. It is possible that at least some of the cash and equity-based compensation paid or payable to the Company's executive officers will not qualify for the "performance-based compensation" exclusion under the deduction limitation provisions of the Code. Nevertheless, the Committee anticipates that in making compensation decisions it will give consideration to the net cost to the Company (including, for this purpose, the potential limitation on deductibility of executive compensation).

            The Compensation Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate business goals and stockholder value. The Committee believes its compensation practices are directly tied to stockholder returns and linked to the achievement of annual and longer-term financial and operational results of the Company on behalf of the Company's stockholders. In view of the Company's performance and achievement of goals and competitive conditions, the Compensation Committee believes that compensation levels during fiscal 1998 adequately reflect the Company's compensation goals and policies.

                             COMPENSATION COMMITTEE

                                 Anil Doshi
                                 Mark Ellis
                                 Brian Murray
                                 Arthur Keith Ross

Compensation Committee Interlocks and Insider Participation

            The Compensation Committee currently consists of Messrs. Doshi, Ellis, Murray and Ross. Messrs. Doshi and Ellis abstain from votes on their compensation.

                            The Company's Performance

            The Stock Price Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.










                                [Graph omitted]








================================================================================

                     3/21/95     1/31/96      1/31/97      1/31/98      1/31/99
                     -------     -------      -------      -------      -------
4FRONT TECH'S, INC.   100.00      114.67        66.67       128.17       156.67

SIC CODE INDEX        100.00      146.19       168.65       203.12       501.97

RUSSELL 2000 INDEX    100.00      122.76       146.03       172.39       172.39

NASDAQ MARKET INDEX   100.00      119.55       157.33       185.31       289.23

================================================================================

            The above Graph compares the performance of the Company from March 21, 1995, the date that the Company's Common Stock commenced trading publicly, through January 31, 1999, against the performance of the Nasdaq Market Index, the Russell 2000 Index and the SIC Code Index, an index comprised of approximately 130 computer companies, including the Company.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

            KPMG have been the independent auditors for the Company since December 1995, and will serve in that capacity for the 2000 fiscal year. A representative of KPMG will be present at the Annual Meeting and will have an opportunity to make a statement if he desires to do so, and will respond to appropriate questions from stockholders.


                              STOCKHOLDER PROPOSALS

            All stockholder proposals which are intended to be presented at the 2000 Annual Meeting of Stockholders of the Company must be received by the Company no later than July 3, 2000 for inclusion in the Board of Directors' proxy statement and form of proxy relating to that meeting. In addition, proxies received in connection with the 2000 Annual Meeting of Stockholders will confer on the Company discretionary authority (i) to vote on any stockholder proposal which is received by the Company after July 3, 2000 and (ii) to vote on any stockholder proposal which is received by the Company on or before July 3, 2000 if the proxy statement includes advice on the nature of the matter and how the Company intends to exercise its discretion to vote on such matter.


                                 OTHER BUSINESS

            The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

            The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.


                                        By Order of the Board of Directors


                                        Craig Kleinman
                                        Secretary


Dated: September 7, 1999

      A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 31, 1999 WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: 4FRONT TECHNOLOGIES, INC., ATTENTION: CRAIG KLEINMAN, 6300 SOUTH SYRACUSE WAY, SUITE 293, ENGLEWOOD, COLORADO 80111.

PROXY                         4FRONT TECHNOLOGIES, INC.                    PROXY
                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 15, 1999
         Anil Doshi and Mark Ellis, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of Common Stock of 4Front Technologies, Inc. held of record by the undersigned on August 31, 1999, at the Annual Meeting of Stockholders to be held at 11:00 a.m. on Friday, October 15, 1999, at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York 10103 and any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

         WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR EACH OF THE NOMINEES FOR DIRECTOR LISTED BELOW.

1.       Proposal - Election of Directors - Nominees are:

         Anil Doshi, Mark Ellis, Terence Burt, Kenneth Newell, Craig Kleinman, Brian V. Murray and Arthur Keith Ross.

         [ ] FOR all listed nominees (except do not vote for the nominee(s) whose name(s) appears(s) below):

   --------------------------------------------------------------------------
         [ ]   WITHHOLD AUTHORITY to vote for the listed nominees.

                                                    (Continued on reverse side.)

Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

IMPORTANT: Please sign exactly as name appears below. Each joint owner shall sign. Executors, administrators, trustees, etc. should give full title as such. If signor is a corporation, please give full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.


                                   Dated ____________________, 1999



                                   __________________________________________
                                   Signature


                                   __________________________________________
                                   Signature if held jointly

                                   The above-signed acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith.


PLEASE  SIGN,  DATE AND  RETURN  THIS  PROXY CARD  PROMPTLY  USING THE  ENCLOSED
ENVELOPE.